Exhibit 10.86

FIRST AMENDMENT OF LEASE

THIS FIRST AMENDMENT OF LEASE is made and entered into as of June 1, 2009, by and between Wheatley-Fields, LLC, a California Limited Liability Company, successor in interest to The Board of Trustees of the Leland Stanford Junior University, hereinafter called Landlord and Jazz Pharmaceuticals Inc, a Delaware Corporation hereinafter called Tenant.

RECITALS

WHEREAS Landlord and Tenant entered into a lease dated June 2, 2004 (“Lease”) for the entire two story building consisting of approximately 43,848 rentable square feet of space commonly known as 3180 Porter Drive, Palo Alto, Santa Clara County, California. (“Premises”);

AND WHERAS Tenant exercised its First Renewal Option for the Renewal Term from September 1, 2008 through August 31, 2009;

AND WHEREAS Landlord and Tenant desire to amend the terms and conditions of said Lease;

Now THEREFORE, in consideration of the mutual covenants and promises of the parties, the receipt and adequacy of which are hereby acknowledged, the parties intending to be legally bound do hereby agree as follows:

1. EFFECTIVE DATE AND LEASE EXTENSION: The effective date of this First Amendment of Lease shall be September 1, 2009 (“Effective Date”). Landlord and Tenant hereby agree to extend the Term of the Lease for a period of three (3) years (“Extended Term”) as of the Effective Date such that Tenant’s lease Term will continue through and the lease Termination Date shall be August 31, 2012.

2. BASIC RENT: Landlord and Tenant hereby agree that Basic Rent shall be reset as of the Effective Date for the Extended Term as follows:

$65,772.00 shall be due and payable on or before September 1, 2009 and on or before the first day of each succeeding month of the Lease through August 31, 2010.

$74,541.60 shall be due and payable on or before September 1, 2010 and on or before the first day of each succeeding month of the Lease through August 31, 2011.

$78,926.40 shall be due and payable on or before September 1, 2011 and on or before the first day of each succeeding month of the Lease through August 31, 2012.

3. RENEWAL OPTIONS: Section 4.2 of the Lease is hereby deleted in its entirety and replaced with the following:

Tenant shall have two (2) consecutive options (each, a “Renewal Option”) in Tenant’s sole discretion, each to extend the Term for a period of two (2) years. Each Renewal Option shall be automatically void if an Event of Default by Tenant exists and remains uncured at the time of exercise of the Renewal Option. Each Renewal Option must be exercised, if at all, by written notice from Tenant to Landlord given not less than six (6) months prior to the expiration of a) the Extended Term in the case of the first of the two Renewal Options above or b) the first of the two Renewal Terms in the case of the second Renewal Option listed above. Each Renewal Option is personal to Tenant and shall be inapplicable and null and void if Tenant assigns its interest under this Lease, except in the event of an assignment pursuant to Section 14.7 of the Lease. Each Renewal Term shall be upon the same terms and conditions as the original Term, except that the Base Rent shall be the Prevailing Market Rent as of the commencement of the applicable Renewal Term (as determined pursuant to Exhibit E).

4. MANAGEMENT OF THE PREMISES: Whereas Tenant had previously elected under Section 7.7 of the Lease to undertake the management of the Property as more particularly described therein, Tenant hereby gives notice to Landlord that as of the Effective Date, Tenant desires Landlord to take over active management of the Property. Landlord hereby acknowledges Tenant’s request and agrees to take on such management as of the Effective Date and shall work with Tenant and Tenant’s current third party property manager with the purpose of effecting a smooth transition and to insure the proper payment for services received and the maintenance of the Property as provided for in the Lease. The Lease shall continue to be a net lease with Tenant responsible for all Operating Expenses as more particularly set forth in section 7 whether paid directly by Tenant or paid by Landlord and reimbursed to Landlord by Tenant. Commencing on the Effective Date, Tenant’s payments for Additional Rent covering Operating Expenses according to paragraph 7.3 shall be made to Landlord.

5. OPERATING EXPENSES. Notwithstanding anything in the Lease or this Amendment to the contrary, Operating Expenses charged to Tenant as Additional Rent for the first year of the Extended Term shall not exceed $57,000 per month; provided, however, that this limitation shall not apply to changes in tax rates, insurance, or any repairs or replacements that cost in excess of $50,000 and are agreed upon in writing by the Landlord and the Tenant prior to being undertaken.

6. BROKERS. This acknowledges that the tenant is represented by CRESA Partners, and Landlord agrees to pay the commission of CRESA Partners. Other than CRESA Partners, each party hereby warrants to the other party that it has had no dealing with any finder, broker or agent in connection with this Amendment. Other than for CRESA Partners by Jazz Pharmaceuticals, each party hereby agrees that it shall indemnify, defend and hold harmless the other party from and against any and all costs, expenses (including attorney’s fees and costs of suit), and liabilities for commissions or other compensation, charges or damages claimed by any other finder, broker or agent based upon dealings with the indemnifying party with respect to the this Amendment.

7. COUNTERPARTS. This Amendment may be signed in two or more counterparts. When at least one such counterpart has been signed by each party, this Amendment shall be deemed to have been fully executed, each counterpart shall be deemed to be an original, and all counterparts shall be deemed to be one and the same agreement.

Except as herein modified and amended, the Lease dated June 2, 2004 shall remain in full force and effect. In the case of conflict between the original Lease and this First Amendment of Lease, the First Amendment of Lease shall control.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment of Lease as of the day and year first above written.

LANDLORD:		TENANT:

WHEATLEY FIELDS, LLC, a California Limited Liability Company		JAZZ PHARMACEUTICALS INC, a Delaware Corporation

By:	/s/ J. Robert Wheatley	By:	/s/ Janne Wissel
Name:	J. Robert Wheatley	Name:	Janne Wissel
Title:	Managing Member	Title:	Sr Vice President